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                                                                Exhibit 10.19

                         AGREEMENT OF PURCHASE AND SALE

         THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is made this __ day of December, 1995 (the "Effective Date") by and between CALIFORNIA JOCKEY CLUB, a Delaware corporation ("Seller"), and LEE IACOCCA & ASSOCIATES, INC., a Michigan corporation ("Purchaser").

                                    Recitals

         A. Seller is the owner of certain real property comprising approximately one hundred seventy-five (175) acres of improved and unimproved land, commonly known as the Bay Meadows Race Track, located in the City of San Mateo, California ("Bay Meadows"), as more particularly described on the site plan attached hereto as Exhibit "1" (the "Site Plan") and the Preliminary Title Report of First American Title Insurance Company (order No. 413045-TD), dated as of August 8, 1995, attached hereto as Exhibit "2." Bay Meadows is subject to an operating lease with Bay Meadows Operating Company.

         B. As delineated on the Site Plan, Bay Meadows is comprised of three
(3) primary components. The first component, delineated as Parcel 1 on the Site Plan, contains the existing race track facilities, situated on approximately eighty-two (82) acres, containing a grandstand, a clubhouse with turf club, the race track and related automobile parking (the "Race Track"). Located adjacent to the Race Track, and as delineated as Parcel 2 on the Site Plan, are certain barn and stable area containing approximately thirty-eight (38) acres (the "Stables Property"). The third component, as delineated as Parcel 3 on the Site Plan, is a 5/8th mile training track oval and certain adjacent unimproved property, comprising approximately forty and 57/100 (40.57) acres (the "Subject Real Property").

         C. Seller is developing a plan for the redevelopment of Bay Meadows (the "Bay Meadows Redevelopment Plan"). The Bay Meadows Redevelopment Plan contemplates the ultimate development on the Stables Property of approximately nine hundred thousand (900,000) square feet of office and related facilities and automobile parking for not less than four thousand (4000) automobiles and the construction on the Subject Real Property of single-family and multi-family housing units, a superior first class hotel and neighborhood retail uses.

         D. Seller is also the owner of the training track, stables, barns and other physical improvements situated on the Subject Real Property (the "Improvements"), and, to the extent they are assignable, any and all (i) right, title and interest appurtenant to the Subject Real Property, and all right, title and interest, if any, of Seller in and to the center line of any land lying in the bed of any dedicated street, road or avenue, opened or proposed, public or private, in front of or adjoining the Subject Real Property, to the center line thereof, and all right, title and interest of Seller in and to any unpaid award for damage to the Subject Real Property by reason of change


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of grade of any Street; (ii) currently effective licenses, permits or similar documents; and (iii) plans, drawings, specifications, surveys, engineering reports and other technical descriptions relating to the development contemplated by the Bay Meadows Redevelopment Plan (the "Contract Rights and Intangible Assets"). The Subject Real Property and the appurtenant interests, the Improvements and the Contract Rights and Intangible Assets are hereinafter collectively referred to as the "Property."

         E. The effective date of this Agreement (the "Effective Date") shall be the date the second of Buyer or Seller executes this Agreement and delivers a fully executed Agreement to the other party.

         F. Seller desires to sell the Property to Buyer and Buyer desires to purchase and acquire the Property from Seller, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, Seller and Buyer hereby agree as follows:

         1.       PURCHASE OF THE PROPERTY.

         Seller shall sell the Property to Buyer and Buyer shall purchase the Property from Seller upon the terms and conditions hereinafter set forth.

         2.       PURCHASE PRICE, PAYMENT AND CLOSING.

                  2.1 Purchase Price. The total purchase price for the Property (the "Purchase Price") shall be Thirty Million Seven Hundred Fifty Thousand Dollars ($30,750,000.00), adjusted as provided in Section 3.2.3 of this Agreement.

                  2.2 Payment of Purchase Price.

         The Purchase Price shall be paid and evidenced as follows:

                  2.2.1 Buyer has previously deposited to Escrow (as hereinafter defined) its promissory note in favor of Seller in the principal amount of One Hundred Thousand Dollars ($100,000.00) (the "Good Faith Deposit"). The Good Faith Deposit shall be returned to Buyer upon delivery of the Initial Deposit described below in Section 2.2.2.

                  2.2.2 Not later than three business (3) days after the Effective Date, Buyer shall deliver to Escrow (as hereinafter defined in subsection 2.3.1) (i) its promissory note in favor of Seller in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000.00) in the form attached hereto as Exhibit "3," which note shall constitute the "Initial Deposit."

                  2.2.3 Upon satisfaction of Buyer's conditions to closing as set forth in Subsection 3.1, Buyer shall within three (3) business days deliver to Escrow its irrevocable standby letter of credit in favor of Seller in the sum of One Million Dollars ($1,000,000.00)


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drawn on a national bank having offices in San Francisco or San Mateo County,
California or New York, Chicago or Detroit (the "Additional Deposit"). The instrument representing the Additional Deposit shall provide that it may be drawn upon satisfaction of (i) Buyer's conditions to closing, as set forth in Subsection 3.2, and (ii) Seller's conditions to closing, as set forth in Subsection 4.1 and shall otherwise be in form and content subject to Seller's approval, which shall not be unreasonably withheld. Concurrent with delivery of the Additional Deposit, Title Company shall release from escrow and return to Buyer marked "Cancelled" the note constituting the Initial Deposit. The Initial Deposit and the Additional Deposit are sometimes hereinafter referred to as the Deposit.

IF THE CONDITIONS SET FORTH IN SECTION 3 HAVE BEEN SATISFIED AND SELLER IS NOT IN MATERIAL BREACH HEREUNDER AND BUYER BREACHES THIS AGREEMENT BY FAILING TO COMPLETE THE SALE HEREUNDER, THE SUM OF ONE MILLION DOLLARS ($1,000,000.00) SHALL BE PAID TO SELLER AS LIQUIDATED DAMAGES FOR SUCH BREACH, IT BEING AGREED THAT SUCH PAYMENT SHALL BE SELLER'S SOLE REMEDY IN THE EVENT OF SUCH DEFAULT AND THAT SUCH ACTUAL DAMAGES THAT WOULD RESULT FROM SUCH A BREACH ARE UNCERTAIN AND WOULD BE EXTREMELY DIFFICULT TO FIX AT THIS TIME AND WOULD BE DIFFICULT TO PROVE. THE PARTIES AGREE THAT THEY HAVE NEGOTIATED THE AMOUNT OF ONE MILLION DOLLARS ($1,000,000.00) AS BEING THEIR BEST ESTIMATE AT THE DATE HEREOF OF SELLER'S LOSS IN THE EVENT OF A BREACH BY BUYER. IN ORDER TO ENABLE SELLER TO COLLECT SAID LIQUIDATED DAMAGES, THE AFORESAID LETTER OF CREDIT SHALL BE TURNED OVER TO SELLER UPON A BREACH BY BUYER AS DESCRIBED ABOVE.

         (Buyer's initials)____  (Seller's initials)_____

                  2.2.4 The entire Purchase Price shall be deposited by federal wire transfer or other readily available funds into a bank account designated by Escrow on or before the Close of Escrow and shall be paid toward the Purchase Price at the Close of Escrow (as hereinafter defined in subsection 2.1.3). Concurrent with Close of Escrow the Deposit shall be released and returned to Buyer.

                  2.2.5 In addition to the Purchase Price, Buyer shall bear fifty three and 33/100 percent (53.33%) of the costs of the Off-Site Improvements (as hereinafter defined in Section 7.3) reasonably and actually incurred by Seller; provided that in no event shall Buyer's reimbursement obligation exceed an amount equal to Two Million Six Hundred Sixty Seven Thousand Dollars ($2,667,000.00). Buyer's obligations hereunder shall be satisfied either by (i) deposit of funds allocable to the Off-Site Improvements in escrow with Title Company (the "OffSite Improvements Escrow"), subject to disbursement as provided in Section 7.3 of this Agreement or (ii) delivery to Seller on Close of Escrow of security for Buyer's performance of its obligations, which security shall be in the form of an irrevocable standby letter of credit or set-aside letter from Buyer's bank and shall otherwise be in form and content subject to Seller's approval, which shall not be unreasonably withheld.


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         2.3 Escrow, Closing, Title Insurance and Apportionments.

                  2.3.1 Closing. The closing shall take place at the offices of First American Title Company, 345 California Street, 24th Floor, San Francisco, California 94104, Attention: John Cabral ("Title Company") through an escrow (the "Escrow") which has been opened under Number SP-251186, which Escrow shall close (the "Close of Escrow") on or before the thirtieth (30th) calendar day following the completion, satisfaction and/or waiver of the last condition to Buyer's obligation to acquire the Property as set forth in Subsections 3.2, 3.3 and 3.4, but in no event prior to the sixtieth (60th) calendar day nor later than the ninetieth (90th) calendar day following the Entitlement Procurement Date (as hereinafter defined), or on such other date as the parties may agree to in writing.

                  2.3.2 Title Report and Title Insurance. Upon the Close of Escrow, Title Company shall furnish to Buyer, an ALTA owner's policy of title insurance ("Title Policy") with endorsement numbers 100 (modified), 103.7, 116.1, 116.4 and such other available endorsements as Buyer may reasonably require, insuring fee title in Buyer subject only to non-delinquent real property taxes and assessments and such other exceptions as are approved by Buyer in writing or to which Buyer's objections have been waived. Concurrent with the opening of Escrow, Seller shall provide Buyer with a current preliminary title report issued by Title Company (the "Title Report") and copies of all documents listed as exceptions to title. Buyer shall have until 5:00 P.M. on the Approval Date(as hereinafter defined) to disapprove any exceptions shown on the Title Report. Buyer shall not unreasonably disapprove the condition of title to the Property. Seller shall have no obligation to remove any exception disapproved by Buyer, except that Seller shall remove any monetary liens other than current taxes and assessments on or before the Close of Escrow and Seller shall promptly advise Buyer whether Seller agrees to remove any other exceptions disapproved by Buyer. If Seller does not agree to remove any other exceptions disapproved by Buyer, this Agreement shall terminate without further liability to either party unless Buyer waives its objection within three (3)-business days following receipt of Seller's notice. Upon such termination, Buyer shall be entitled to the return of the Deposit. If Seller agrees to remove any exception objected to by Buyer, Seller shall then have until the date for Close of Escrow within which to remove such exception. If Seller is unable to remove any exception objected to by Buyer by the date for Close of Escrow, Buyer may elect, as Buyer's sole remedies: (a) to terminate this Agreement and receive a return of the Deposit; or (b) to waive Buyer's objection and close the Escrow. The Title Policy shall have a liability limit equal to the Purchase Price.

                  2.3.3 Recordation; Escrow Fees. Seller shall pay the cost of any revenue, city or county transfer or document transfer tax, recording fees and sales, use and other transfer taxes. Buyer shall pay the cost of the Title Policy. Buyer and Seller shall equally share the escrow fee of Title Company.

                  2.3.4 Apportionment of Taxes. Real property taxes and general and special assessments shall be apportioned (on the basis of a 365-day year) as of 12:01 a.m. on the Close of Escrow. If the Close of Escrow shall occur before the real property tax rate is fixed,


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apportionment of taxes shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. Any apportionment of real property taxes necessary because the Subject Real Property comprises only a portion of a larger tax parcel shall be made on the basis that the ratio of the Net Acres of the Subject Real Property bears to the Net Acres of such larger tax parcel. After the real property taxes are finally fixed, Seller and Buyer shall make a recalculation or the apportionment of same, and either Seller or Buyer, as the case may be, shall make appropriate payment to the other based on such recalculation. Seller shall be responsible for and shall promptly pay, any supplemental taxes which may be assessed against the Property attributable to the period prior to the Close of Escrow.

         3. CONDITIONS TO BUYER'S OBLIGATIONS. Buyer's obligation to acquire the Property shall be conditioned upon Buyer's approval (in the exercise of Buyer's sole and absolute discretion, except as otherwise expressly set forth herein) of all the matters set forth in this Section 3.

                  3.1 Review of Physical Condition, Development Feasibility and Seller Documents. Buyer shall approve or disapprove the physical condition of the Subject Real Property and all matters relating to the development and use thereof, together with those items set forth in Subsections 3.1.1 through 3.1.5 below on or before March 31, 1996 (the "Approval Date"). If written approval of any such matters is not given by Buyer on or before the Approval Date, then such item shall conclusively be deemed disapproved by Buyer. If Buyer shall disapprove any of the matters set forth in this Subsection 3.1, for any reason whatsoever, this Agreement shall terminate, whereupon Escrow shall immediately return the Deposit to Buyer together with any interest earned thereon, and neither Buyer nor Seller shall have any further rights or obligations to the other under this Agreement.

                           3.1.1 Title to the Property as shown in the Title
Report and all exceptions thereto.

                           3.1.2 Copies of current real property tax bills,
special assessment district agreements, and similar records relating to the Property.

                           3.1.3 Copies of any environmental reports,
environmental audits or toxic waste evaluations, Wetlands reports, CC&R's, protective covenants, architectural, landscape or building requirements, soils and geological reports and studies, topographical maps and any other reports, licenses, permits or relevant information in Seller's possession that relate to the Property and the development thereof as contemplated by the Bay Meadows Redevelopment Plan.

                           3.1.4 All documents and correspondence in Seller's
possession respecting zoning, land-use, subdivision, building and construction laws and regulations restricting or regulating or otherwise affecting the Property and which specifically relate to the type of development on the Property contemplated by the Bay Meadows Redevelopment Plan.


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                           3.1.5 All documents or correspondence relating to
Seller's current plans to master-plan and develop Bay Meadows. Such documents shall include, but not be limited to, plans, drawings, traffic studies, preliminary environmental impact reports, economic feasibility studies, engineering reports, architectural reports and any other relevant information that relates to the potential development of Bay Meadows; provided, however, Seller shall not be obligated to furnish information which is the subject of contractual confidentiality limitations or legal prohibitions but in such cases shall identify the existence of each item of such information and the general subject matter thereof.

         Seller shall provide Buyer with access to all documents and information required by this Subsection 3.1 within seven (7) days after the Effective Date. Buyer may copy such information at its cost and Seller will cooperate with Buyer in effecting such copying.

                  3.2      Receipt of Entitlements.

                           3.2.1 Projected Entitlements. Buyer's obligation to
acquire the Property shall be expressly subject to and conditioned upon Buyer's receipt of the Entitlements more particularly described in Subsection 7.1 below (the "Projected Entitlements"), the expiration of all appeal periods under the City of San Mateo Planning Code and the California Environmental Quality Act and the execution and delivery by Buyer (or Seller if such development agreement provides for the assignment thereof to Buyer with respect to the Subject Real Property) and the City of San Mateo of a development agreement, pursuant to Sections 65864 et. sec. of the California Government Code, relating to the development of the Property, in phases over a ten (10) year period, to encompass seven hundred twelve (712) dwelling units, one hundred forty-six thousand (146,000) square feet of retail, office and cinema space and a hotel of two hundred (200) rooms plus associated common areas, all as scheduled in the Land Use Program dated April 28, 1995 attached hereto as Exhibit "4" prepared by Calthorpe Associates ("CA") . Any development restrictions and service mitigation requirements and/or any "in lieu" fees or exactions imposed by the City of San Mateo (or any other governmental agency with jurisdiction thereof) on Buyer or Seller in conjunction with the granting of the Entitlements shall be subject to prior approval of the party required to bear the restriction, obligation, fee or expense, whether Buyer or Seller, which approval may be withheld in that party's reasonable discretion. If Buyer does not accept any of the restrictions or requirements as proposed by the City of San Mateo, Buyer shall have the right to terminate this Agreement. If Seller does not accept such restrictions or requirements, Buyer shall have the right to agree to bear the cost thereof or Seller shall have the right to terminate this Agreement. Attached hereto as Exhibit "5" is a pro forma schedule (the "Timetable") delineating the dates upon which Seller is required to have completed each of the required submittals to the City of San Mateo and the State of California Department of Transportation necessary to obtain the Entitlements, the dates upon which all necessary public hearings before the City of San Mateo Planning Commission and City Council will have occurred and the dates such other related matters will be accomplished in order for the Entitlements to be in place on or before December 15, 1998 (the "Entitlement Procurement Date"). From and after the Effective Date of this Agreement through the Entitlement Procurement Date, Buyer and Seller shall meet and reach agreement on any amendment to the Timetable, which shall be incorporated


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into this Agreement by way of an amendment hereto. Seller shall deliver to Buyer copies of all applications and other related documents as filed with the City of San Mateo and/or the State of California, and copies of all correspondence and other notices received by Seller in connection with the proposed Bay Meadows Redevelopment Plan. If Seller advises Buyer, or if Buyer reasonably determines, that Seller is or will be unable to obtain the Entitlements by the Entitlement Procurement Date, or if Seller fails to complete any required action by the dates set forth in the Timetable, and Buyer reasonably determines that such failure reasonably means that Seller will be unable to obtain the Entitlements by the Entitlement Procurement Dates Buyer shall have the right to terminate this Agreement upon written notice to Seller.

                           3.2.2 Adjusted Entitlements. Seller shall be deemed
to have satisfied the condition to Buyer's performance set forth in Subsection
3.2.1 if Seller obtains entitlements for development of the Subject Property which permit not less that 91% of the usage and unit density contained in the Projected Entitlements. For purposes of this agreement, such percentage shall be applied to each category of dwelling unit set out in the CA Land Use Program, i.e. Single-Family, Mixed Single Family, Townhomes and Condo/Apartments (with the units in such combined category allocated 53% to Condominiums and 47% to Apartments), as well as to the number of square feet of Retail/Commercial development permitted and the number of rooms in the proposed Hotel on the following basis:

                                    (a)     Each of the components of the Land
                                            Use Program shall be allocated a
                                            value of the total Land Use Program
                                            as follows:

                                            (i)      45 ft. Single Family: 7%
                                            (ii)     Mixed Single Family: 7%
                                            (iii)    Townhomes: 10%
                                            (iv)     Condominiums: 24%
                                            (v)      Apartments: 22%
                                            (vi)     Anchor Retail: 6%
                                            (vii)    Ancillary Retail: 4%
                                            (viii)   Hotel: 11%
                                            (ix)     Cinema: 4%
                                            (x)      Office: 5%

                                    (b)     Increases or reduction in the
                                            Projected Entitlements shall be
                                            computed for each subcategory on a
                                            prorata percentage basis and the
                                            total shall be added to determine
                                            the overall aggregate reduction
                                            applicable to the Projected
                                            Entitlements, subject to the
                                            following limitations:


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                                            (i)      Any aggregate net reduction
                                                     of the unit allocations
                                                     specified on the CA Land
                                                     Use Program for categories
                                                     (i) through (iv) listed in
                                                     section 3.2.2(a) by more
                                                     than nine percent (9%)
                                                     shall be deemed to
                                                     constitute a reduction of
                                                     the overall Projected
                                                     Entitlements by more than
                                                     the allowed nine percent
                                                     (9%).

                                            (ii)     Any aggregate net reduction
                                                     of the allocations
                                                     specified on the CA Land
                                                     Use Program for any of
                                                     categories (vi) through (x)
                                                     listed in section 3.2.2(a)
                                                     hereof by more than five
                                                     percent (5%) shall be
                                                     deemed to constitute a
                                                     reduction of the overall
                                                     Projected Entitlements by
                                                     more than the allowed nine
                                                     percent (9%).

                                    (c)     By way of example only, Exhibit "6"
                                            to this Agreement contains various
                                            scenarios of adjustments to the
                                            Projected Entitlements which will
                                            and will not be deemed to constitute
                                            reductions which exceed the allowed
                                            91% figure.

Entitlements which are obtained within the permitted range described herein shall be termed "Adjusted Entitlements."

                           3.2.3 In the event the Adjusted Entitlements are
within the 91% limit set forth in subsection 3.2.2, as computed thereby, then Buyer's condition to closing shall be deemed to be satisfied; provided, however, that there shall be an adjustment of the Purchase Price by a like percentage. The Purchase Price determined on the basis of such adjustment shall be the Adjusted Purchase Price and shall substitute for the Purchase Price set forth in section 2.1 of this Agreement. Notwithstanding the foregoing, however, in no event shall the Adjusted Purchase Price be less than Twenty Eight Million Two Hundred Fifty Thousand Dollars ($28,250,000.00).

                  3.3 Survey Approval. On or before the Entitlement Procurement Date, Seller shall provide to Buyer, at Seller's sole cost and expense, a survey of the Subject Real Property (the "Survey") certified to both Buyer and the Title Company by a licensed surveyor acceptable to both for the purpose of establishing the boundaries of the Subject Real Property, issuing extended coverage (ALTA) title insurance and establishing the total number of net acres covered by the Property determined to the nearest one one-hundredth (1/100th) of an acre. Seller shall not be obligated to undertake any work in connection with such survey which exceeds that required to create the parcel map which subdivides the Subject Real Property from Bay Meadows. Buyer shall have ten (10) business days in which to review and approve the Survey, which approval shall not be unreasonably withheld. If Buyer reasonably disapproves any such matters as shown on the Survey, Seller shall advise Buyer within five (5) business days of receipt of Buyer's disapproval whether Seller undertakes to cause such Survey matters to be corrected


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on or before the Close of Escrow. If Seller does not so advise Buyer, Buyer shall have the option to (i) waive its objection or (ii) notify Seller of its election to terminate this Agreement, in which event Buyer shall receive the return of the Deposit.

                  3.4 Closing Conditions. Buyer shall not be obligated to complete its purchase of the Property if Buyer determines, in the exercise of its reasonable discretion, that there has been a material adverse change in the information provided by Seller or obtained by Buyer, pursuant to this Section 3 relating to the physical condition of the Subject Real Property or Buyer's rights to construct improvements consistent with the Projected or Adjusted Entitlements, between the date of Buyer' s approval thereof and the Close of Escrow.

         4. CONDITIONS TO SELLER'S OBLIGATIONS. Seller's obligation to close Escrow shall be conditioned on all matters set forth in this Section 4.

                  4.1 Buyer's Performance. Performance by Buyer of all Buyer's obligations hereunder, including delivery of the Additional Deposit according to the terms of Section 2.2.3.

                  4.2 Parcel Map. The recordation of a final parcel or subdivision map creating the Subject Real Property as a legal parcel in accordance with the California Subdivision Map Act; provided, however, that Seller shall be obligated to use its best good faith efforts to proceed to obtain and record such a map in accordance with the other provisions of this Agreement relating to Entitlements.

         5. CLOSING.

                  5.1 Documents to Be Deposited Into Escrow by Seller. Within five (5) days before the Close of Escrow, Seller shall deposit into Escrow: (a) an executed grant deed (the "Deed") conveying the Subject Real Property to Buyer, in the form attached hereto as Exhibit "7," (b) an executed assignment of intangible assets (the "Assignment of Intangible Assets") in the form attached hereto as Exhibit "8," (c) an executed Certificate of Non-Foreign Person in the form attached hereto as Exhibit "9," and (d) an executed Seller's State Tax Withholding Certificate in the form attached hereto as Exhibit "10."

                  5.2 Documents and Sums to Be Deposited Into Escrow by Buyer. On or before the Close of Escrow, Buyer shall deposit into Escrow such funds as are necessary to complete payment of the Purchase Price, to fund Buyer' s contribution to the cost of the Off-Site Improvements as reasonably estimated by Seller consistent with Section 7.3 and to pay Buyer's portion of the closing costs.

                  5.3 Close of Escrow. On the Close of Escrow Title Company shall:

                           5.3.1 Cause the Deed to be recorded in San Mateo
County, California.

                           5.3.2 Deliver to Seller the:


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                                    (a)     Cash proceeds of the purchase and
                                            sale (including the amount of
                                            Buyer's contribution to the cost of
                                            the Off-Site Improvements, if a cash
                                            deposit);

                                    (b)     Security relating to Buyer's
                                            obligations to fund the cost of the
                                            Off-Site Improvements, if security
                                            is being provided pursuant to
                                            Section 2.2.5 of this Agreement.

                           5.3.3    Deliver to Buyer the:

                                    (a)     Title Policy;

                                    (b)     Executed Certificate of Non-Foreign
                                            Person;

                                    (c)     Executed Seller's State Tax
                                            Withholding Certificate; and

                                    (d)     Executed Assignment of Intangible
                                            Assets.

                           5.3.4 Forward to Buyer and Seller, in duplicate, an
accounting of all funds received and disbursed and copies of all executed and recorded or filed documents deposited into Escrow, with such recording and filing date endorsed thereon

         6.       ADDITIONAL MATTERS.

                  6.1 Possession. Buyer shall take possession of the Property as of the Close of Escrow, free and clear of any leasehold or other possessory interest of Bay Meadows Operating Company, Seller or any third party except a leasehold interest in favor of Seller relating to a parcel of land approximately twenty (20) feet in width and twenty five (25) feet in length (the "Sign Parcel") on which is located the large sign fronting on Highway 101 identifying the Bay Meadows Racetrack (the "Sign"). During the period between the date of this Agreement and the Approval Date, the parties shall negotiate the terms and conditions of a ground lease (the "Sign Lease") covering the Sign Parcel, which terms and conditions shall include the following:

                           6.1.1 Term of ninety-nine (99) years;

                           6.1.2 Seller shall have the right to terminate the
Sign Lease at any time on sixty (60) days notice to Buyer;

                           6.1.3 The term of the Sign Lease shall end ninety
(90) days after the later to occur of (a) cessation of live horse racing or (b) cessation of "simulcast" horse racing at the Bay Meadows Race Track;

                           6.1.4 Rent during the term of the Sign Lease shall be
One Dollar ($1.00) per year;


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                           6.1.5 Seller and its employees and agents shall have
access over the Property for purposes of ingress and egress to and from the Sign Parcel along the easterly boundary of the Subject Real Property. In the event the Sign Parcel is segregated by a sound control wall from the rest of the Subject Real Property, a door providing access to the Sign Parcel from the Subject Real Property shall be provided.

                           6.1.6 To the extent the Sign projects into the
Subject Real Property's airspace beyond the airspace boundaries of the Sign Parcel, the Sign Lease shall incorporate such airspace easements as are necessary to fully encompass the area occupied by the Sign.

                           6.1.7 Seller shall bear all expenses for real and
personal property taxes applicable to the parcel subject to the Sign Lease, adequate liability and property damage insurance, repairs and maintenance and repair of the Sign, it being agreed that the Sign Lease is to be "triple net;"

                           6.1.8 Buyer and its successors and assigns shall be
named as additional insureds in all personal injury and property damage insurance policies maintained by Seller or its successor lessees relating to the Sign or the Sign Parcel; and

                           6.1.9 The Sign may be used exclusively to advertise
and promote live or simulcast horse racing at the Bay Meadows Race Track.

                  6.2 Indemnity. Seller shall indemnify and defend Buyer against and hold Buyer harmless from all claims, demands, causes of action and suits for personal injury, property damage and breach of contract arising out of Seller's ownership and/or operation of the Property prior to the Close of Escrow, but exclusive of any such claims, demands, causes of action and which may arise in connection with the Entitlement procurement process or with respect to any toxic or hazardous substance. Buyer shall indemnify and defend Seller against and hold Seller harmless from any claims, demands, causes of action and suits for personal injury, property damage and breach of contract arising out of Buyer's ownership or operation of the Property subsequent to the Close of Escrow but exclusive of claims relating to or arising from any toxic or hazardous substance present in the Subject Property at Close of Escrow.

                  6.3 Access Maintenance. Seller shall, between the date hereof and the Close of Escrow, allow Buyer, its agents, contractors and attorneys complete access to the Subject Real Property for purposes of inspecting the same or any part thereof, including conducting soil tests and engineering feasibility studies, at such reasonable times as Buyer may schedule with Seller taking into consideration the needs and requirements of those horses which utilize the Subject Real Property. To the extent reasonably practical, Buyer shall coordinate its schedule of on-site investigations with Seller to coincide with such periods of time in which the fewest number of horses are present upon the Subject Real Property. Buyer shall indemnify and defend Seller against and hold Seller harmless from any claims, demands, causes of actions and suits arising out of Buyer's inspection of or other activities on the Property; provided, however, that in no event shall Buyer be required to indemnify Seller against any claims for damage or injury to any such horses, unless Buyer its agents or contractors have acted negligently or wilfully or otherwise failed to exercise due care in the exercise of Buyer's access and inspection rights. Buyer shall maintain public liability and property damage insurance with limits of not less than $1 million applicable to the risks which Buyer is indemnifying Seller hereunder, which policy or policies shall name Seller as an additional insured and provide for notice to Seller not less than fifteen (15) days prior to cancellation. Until the Close of Escrow, Seller shall keep and maintain the Property in its current condition. If Buyer determines to not complete its acquisition of the Property, then Buyer shall promptly, at its sole cost and expense, but without any recourse or warranty with respect to the same, provide to Seller copies of all studies and reports prepared for Buyer in connection with the investigation of the Property.

                  6.4 Delivery of Documents and Information. From and after Seller's initial delivery of such documents and correspondence to Buyer in accordance with Subsections 3.1.5 and 3.1.6, Seller shall timely provide to Buyer, on an ongoing basis, all additional documents and correspondence coming into Seller's possession relating to the development of the Property as contemplated by the Bay Meadows Redevelopment Plan or the procurement of the Entitlements which are prepared for or received by Seller through the date of the Close of Escrow.

                  6.5 Buyer's Review Rights. During the course of Seller's development and finalization of the Bay Meadows Redevelopment Plan for submittal to the City of San Mateo, Seller shall advise and consult with Buyer regarding the progress thereof and shall provide Buyer with copies of all Entitlement-related submittals to the City of San Mateo or other agencies. Further, Seller shall give due consideration to any suggestions specifically relating to the Entitlements for the Subject Real Property and Seller shall not request or agree to any material changes to the proposed Bay Meadows Specific Plan, dated ________, 1995, prepared by Calthorp Associates, without Buyer's prior written consent, which consent shall not be unreasonably withheld. Buyer acknowledges its awareness of the fact that Seller has agreed to certain land use restrictions and approval rights with Property Resources, Inc., with whom Seller has entered into an agreement to sell the Stables Property.

                  6.6 As-Is Purchase. Except as otherwise specifically stated in this Agreement, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Property, including, but not by way of limitation, the water, soil, geology, environmental conditions (including the presence or absence of any hazardous or toxic materials), and the suitability thereof for any and all activities and uses which Buyer may elect to conduct thereon; (ii) the nature and extent of any right-of-way, lease, possessory interest, lien, encumbrance, license, reservation, condition or otherwise; and (iii) the compliance of the Property or its operation with any laws, ordinances or regulations of any government or other body. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, and except as otherwise expressly specified herein, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY

WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.

                  6.7 Release. With the exception of: (i) a default or breach of any representation or warranty of Seller specifically set forth in this Agreement, (ii) any claims arising out of Seller's fraud or (iii) any claims for contribution pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar environmental statute, rule or decision arising from the condition of or materials present on the Property prior to Close of Escrow, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases Seller, its agents, affiliates, successors and assigns from, and waives any right to proceed against Seller for, any and all costs, expense, claim, liabilities and demands (including reasonable attorneys' fees) at law or in equity, whether known or unknown, arising out of the physical, environmental, economic, legal or other condition of the Property (collectively referred to hereinafter as "Claims") which Buyer has or may have in the future. Without limiting the foregoing, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code which provide:

                           "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection, and discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this subsection are a material part of this Agreement.

         7.       COVENANTS OF SELLER.

                  7.1 General Plan Amendment Zoning Approvals and Subdivision. Seller shall use its reasonable best good faith efforts to obtain from the City of San Mateo, as soon as reasonably possible following the Effective Date, but in any event on or before the Entitlement Procurement Date, all necessary approvals (the "Entitlements") creating the Subject Real Property as a legal parcel in accordance with the terms of the Subdivision Map Act and creating the invested nonappealable right in Buyer to develop on the Subject Real Property the mix of residential, retail and hotel uses shown on the CA Land Use Program. Except as otherwise set forth below, Seller shall be solely responsible for all costs and expenses associated with obtaining the Entitlements. The Entitlements shall include:

                           7.1.1 An amendment to the City of San Mateo General
Plan;

                           7.1.2 Final Certification of Seller's Environmental
Impact Report;

                           7.1.3 The rezoning of the Subject Real Property;

                           7.1.4 Approval of a final parcel or subdivision map;

                           7.1.5 Approval of the Specific Area Plan;

                           7.1.6 Execution of a Development Agreement; and

                           7.1.7 Issuance of a Site Development Permit.

         Buyer and Seller understand and acknowledge that, in connection with Seller's application to the City of San Mateo for the Entitlements, there must be included information concerning the location, massing, shape and height of the improvements Buyer proposes to construct on the Subject Real Property, Buyer's parking and circulation plan must be described and the application must also include descriptive information concerning the exterior elevations and architectural standards for Buyer's proposed buildings. Buyer and Seller agree that Seller's architect and planner, CA, may be retained by Buyer, at Buyer's sole cost and expense, to develop, on Buyer's behalf, for submittal as part of Seller's Entitlement application, all of the foregoing. In the alternative, Buyer may retain another architect, who shall cooperate with CA in providing the foregoing. From and after the Effective Date of this Agreement, Buyer (and its architect, if one has been retained) shall periodically meet with CA to coordinate CA's development of the Specific Plan as it relates to the Subject Real Property. That portion of the Specific Area Plan relating to the Subject Real Property shall be subject to Buyer's approval, which approval Buyer may withhold in its sole and absolute discretion. If Buyer and Seller cannot reach agreement on the content of the Specific Area Plan relating to the Property prior to the end of the period described in Section 3.1 of this Agreement, either party shall have the option to terminate its rights and obligations under this Agreement, provided, however, that if Seller exercises such election, Buyer shall have the option to purchase the Property under the terms and conditions set forth in Section 7.2 of this Agreement.

                  7.2 Rejection of Entitlement Efforts. If, following rejections of its applications for approval of the Projected Entitlements by the City of San Mateo following hearings on the merits before the San Mateo Planning Commission and City Council, Seller reasonably and in good faith concludes that obtaining at least the Adjusted Entitlements is unlikely, then Seller may upon ninety (90) days prior written notice (the "Termination Notice") terminate all its obligations under this Agreement, in which case the Deposit shall be returned in full to Buyer, together with any interest earned; provided, however, that Seller may not give a Termination Notice to Buyer prior to a date one (1) year from the Effective Date. Notwithstanding the foregoing, upon receipt of Seller's Termination Notice and prior to ninety (90) days elapsing, Buyer shall have the option to purchase the Property for a price of Twenty Eight Million Two Hundred Fifty Thousand Dollars ($28,250,000.00). Close of Escrow for such purchase shall occur within thirty (30) days of recording of a final parcel or subdivision map establishing the Subject Real Property as a separate legal parcel.

                  7.3      Off-Site Improvements.

                           7.3.1 Seller shall be responsible, at its sole cost
and expense (but subject to Buyer's payment obligation as set forth in Subsection 2.2.5), to construct all off-site improvements which are required by the City of San Mateo and the State of California (the "Off-Site Improvements") as a condition to the grant of the Entitlements.

                           7.3.2 If Buyer's expected share of costs relating the
Off-Site Improvements is deposited at Close of Escrow in the Off-Site Improvements Escrow, such funds shall be disbursed solely to pay the percentage of costs charged by third party contractors for design and/or construction work relating to the Off-Site Improvements established in subsection 2.2.5, including costs of engineering and design of the Off-Site Improvements as well as costs of permits, fees and other charges and expenses incurred in connection therewith and the costs of creation of a pathway (including costs of paving, lighting and landscaping) leading from the Subject Real Property through the Stables Property and connecting to the adjacent Southern Pacific railroad station to facilitate ingress and egress from the east side of the railroad tracks. Unless Buyer otherwise specifically agrees, each disbursement from the Off-Site Improvements Escrow shall be subject to (i) verification that the work for which the disbursement is made has been completed and (ii) concurrent payment by or on behalf of Seller of the balance of any specific charge to which a disbursement relates. In the event Buyer has provided security for performance of its obligations to pay for Off-Site Improvements, Buyer shall make payments therefore within fifteen (15) days of satisfaction of the foregoing conditions
(i) and (ii).

                           7.3.3 If the cost of the Off-Site Improvements is
reasonably anticipated to exceed the amount of Five Million Dollars ($5,000,000.00) but be less than Eight Million Dollars ($8,000,000.00) (as evidenced by an estimate, reasonably acceptable to Buyer, prepared by Seller's civil engineer and delivered to Buyer), then Seller, upon not less than fifteen
(15) days prior written notice to Buyer, shall have the right to terminate this Agreement unless Buyer agrees to fund its pro rata fifty three and one-third percent (53.33%) share of such additional costs. If the cost of the Off-Site Improvements is reasonably anticipated to exceed the amount of Eight Million Dollars ($8,000,000.00) (as evidenced by an estimate, reasonably acceptable to Buyer, prepared by Seller's civil engineer and delivered to Buyer), then Seller, upon not less than fifteen (15) days prior written notice to Buyer, shall have the right to terminate this Agreement unless Buyer agrees to fund all of such costs in excess of the $8,000,000.00 amount.

                           7.3.4 Prior to letting any contract for work relating
to the Off-Site Improvements for which Buyer is required to provide reimbursement under this Agreement, Seller shall consult with Buyer about the proposed cost of such work. Buyer shall have thirty (30) days from the date Seller advises of the cost of any contract relating to the Off-Site Improvements to seek alternative, lower cost bids from responsible licensed and bondable contractors having no less than five (5) years experience performing work of the type being bid and to provide such lower cost bids to Seller. If Seller does not accept the lower cost bid provided by Buyer, then Buyer shall not be obligated to reimburse Seller for any cost to perform the work on the Off-Site Improvements which exceeds the amount which would have been charged by the contractor whose bid was obtained by Buyer. Seller's time to complete the Off-

Site Improvements as provided in subsection 7.3.4 below shall be extended to account for any delay resulting from Buyer's solicitation of lower cost bids pursuant to this subsection 7.3.3.

                           7.3.5 Seller covenants and agrees to complete all
such Off-Site Improvements (other than any required off-ramp from Highway 101 (the "Off-Ramp")) not later than two hundred fortieth (240th) calendar day following the Close of Escrow (subject to (a) the exercise by Seller of not more than three (3) thirty (30) day extensions upon prior written notice to Buyer; provided Seller is expeditiously and in good faith prosecuting completion or the offSite Improvements), and (b) the effect of any events of Force Majeure (as hereinafter defined). For purposes of this Subsection 7.3.3, the term "Force Majeure" shall mean a delay or impediment ln completing the Off-Site Improvements caused by reason of strikes, lockouts, labor troubles, governmental action or inaction, inability to procure materials, failure of power, riots, insurrection, war, fire, casualty, earthquake, acts of God or other reason of a like nature not the fault of Seller. Seller shall immediately advise Buyer in writing if Seller asserts the occurrence of an event or Force Majeure. If Seller is delayed in completing such Off-Site Improvements for reasons other than Force Majeure, Buyer shall not have a remedy for monetary damages against Seller unless such delay materially adversely affects Buyer's development timetable. In addition, Seller covenants and agrees to complete the Off-Ramp not later than the first (1st) anniversary of the Close of Escrow, subject to any delay resulting from the effect of any events of Force Majeure. If any of the Off-Site Improvements (including the Off-Ramp) are not completed as of the Close of Escrow, then Seller shall post with Buyer security in an amount equal to one hundred twenty five percent (125%) of the reasonably estimated cost to complete the Off-Site Improvements which will not be borne by Buyer, which security shall be in the form of an irrevocable standby letter of credit, set-aside letter from Seller's bank or surety bond; provided, however, that if, as a condition to the grant of the Entitlements, the City of San Mateo and/or the State of California requires that Seller post with such governmental authority adequate security assuring the completion of all of the required Off-Site Improvements, then Seller shall not be required to post any such additional Security with Buyer.

                           7.3.6 For purposes of this Agreement, the Off-Site
Improvements shall be deemed to be completed when the Off-Site Improvements are accepted by the City of San Mateo or the State of California. Seller shall be solely responsible for the cost of, and Buyer shall have no contribution obligation with respect to, any warranty required with respect to the Off-Site Improvements by the City of San Mateo and/or the State of California.

                  7.4 Covenant of Cooperation. Seller hereby covenants to reasonably cooperate with Buyer, both prior to and after the Close of Escrow, in connection with Buyer's implementation of its proposed development plans. Seller shall reasonably cooperate with Buyer in facilitating Buyer's construction activities on the Subject Real Property, and shall grant to Buyer any easements for access, drainage or utility purposes which are reasonably necessary or required in connection with Buyer's proposed development; provided that the same do not, and would not, materially adversely affect Seller's present or proposed operation, development or value of the Race Track or the Stables Property.

         8.       TITLE AND WARRANTIES.

                  8.1 Seller's Warranties. Seller hereby warrants as follows:

                           8.1.1 Seller has full power and authority to enter
into and perform this Agreement in accordance with its terms.

                           8.1.2 To the best of Seller's current actual
knowledge, Seller has disclosed to Buyer all material facts and conditions regarding the Property and the development thereof.

                           8.1.3 There are not presently pending or threatened
any special assessment proceedings or condemnation actions against the Property.

                           8.1.4 Seller is not a "foreign person" within the
meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

                           8.1.5 There are no legal claims or actions, pending
or initiated, which affect the Property, including, but not limited to, mechanics liens or actions in eminent domain, except as disclosed in writing to Buyer.

                           8.1.6 To the best of Seller's current actual
knowledge, none of the Property shall constitute Wetlands, subjecting the Property to the jurisdiction of the United States Army Corps of Engineers or the Environmental Protection Agency pursuant to Section 404 of the Clean Water Act.

                           8.1.7 To the best of Seller's current actual
knowledge, as reflected in the reports listed on Exhibit "11" attached hereto and other than with respect to any such contamination incident to the use of the Subject Real Property in association with the operation or a horse racing facility and except as may otherwise become apparent in the course of Buyer's environmental due diligence, (i) no toxic or hazardous chemicals, waste or substances of any kind whatsoever have been spilled, disposed of, or stored on, under or at the Property, whether by accident, burying, drainage, or storage in containers, tanks or holding areas, or by any other means whatsoever; and (ii) the Property has never been used as a dump or landfill. Seller's warranties above shall survive the Close of Escrow.

                           8.1.8 Seller will immediately disclose to Buyer any
information of which Seller has or acquires knowledge which affects or could affect the continuing accuracy of the foregoing warranties prior to Close of Escrow.

                  8.2 Buyer's Warranties. Buyer hereby warrants that Buyer has full power and authority to enter into and perform this Agreement in accordance with its terms.

         9.       ASSIGNMENT.

         Except as otherwise provided herein, Buyer shall have no right, power, or authority to assign this Agreement or any portion hereof or to delegate any duties or obligations arising hereunder, either voluntarily, involuntarily or by operation of law except as set forth in this Section 9. Buyer shall have the absolute right, power and authority to assign this Agreement and all rights hereunder to any entity, including corporation, joint venture, partnership or limited liability company in which Buyer or Lee Iacocca personally or beneficially has an ownership interest.

         10.      BROKERAGE COMMISSIONS.

         Buyer and Seller each acknowledge and agree that the sole real estate broker employed by either of them is The Tischer Company, a California corporation ("Broker"). At close of escrow Broker shall be entitled to receive a commission of Five Hundred Thousand Dollars ($500,000.00) which shall be paid in cash by Seller from the Purchase Price. There are no additional or further real estate brokerage commissions payable in connection with this transaction. Buyer shall indemnify and hold Seller harmless from and against any and all other claims or demands with respect to any fees or other compensation asserted as a result of Buyer's actions in connection with this Agreement except those expressly provided in this Section 10. Seller shall indemnify and hold Buyer harmless from and against any and all claims or demands with respect to any fees or other compensation asserted as a result of Seller's actions in connection with this Agreement.

         11.      NOTICES.

         All written notices and demands which either party may serve on the other may, as an alternative to personal service, be served by registered or certified mail or by Federal Express or other delivery service guaranteeing overnight delivery. Any such notice or demand so served shall be deposited in the United States mail with postage fully prepaid (or to such overnight delivery service prepaid) and addressed to the party at the address specified below. Service of any notice or demand by mail shall be deemed complete on the day of actual delivery as shown by the addressee's registry or certification receipt.

         Seller:  California Jockey Club
                  2600 South Delaware Street
                  P.O. Box 5050
                  San Mateo, CA 94402
                  Attn: Kjell H. Qvale, Chairman of the Board

        Copy to: California Jockey Club
                 2600 South Delaware Street
                 P.O. Box 5050
                 San Mateo, CA 94402
                 Attn: Raymond C. Kuratek

        Copy to: Carr, McClellan, Ingersoll, Thompson & Horn
                 216 Park Road
                 P.O. Box 513
                 Burlingame, CA 94011
                 Attention: Norman I. Book, Esq.

        Buyer:   Lee Iacocca & Associates, Inc.
                 800 West Long Lake Road, Suite 200
                 Bloomfield Hills, MI 48302

        Copy to: G. William Tischer
                 P.O. Box 644
                 Belvedere, CA 94920

        Copy to: Weller & Drucker
                 Embarcadero Center West
                 275 Battery Street, 27th Floor
                 San Francisco, CA 94111
                 Attention: Louis S. Weller

         12.      EXCHANGE.

                  12.1 Seller's Option. Subject to the terms and provisions of this Section 12, Seller may consummate the sale of the Property to Buyer as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). If Seller so elects, Seller shall advise Buyer of the date by written notice to Buyer received on or before the Close of Escrow (the "Exchange Notice").

                  12.2 Covenant of Cooperation. If Seller timely delivers to Buyer an Exchange Notice, Buyer shall reasonably cooperate with Seller in connection with the consummation of a 1031 tax deferred exchange; provided, however, such cooperation shall not include the acquisition of any real property other than the Subject Property.

         13.      CONDEMNATION.

         In the event that, prior to the Close of Escrow, any governmental entity shall commence any action of eminent domain to take any material portion of the Property such that Buyer would no longer be able to utilize the Subject Real Property for the development of the project contemplated by the Projected or Adjusted Entitlements, Buyer shall have the option either to (i) elect not to acquire the Property, in which case this Agreement shall be terminated and the Deposit shall be returned to Buyer, or
(ii) complete the acquisition of the Property, in which case Buyer shall be entitled to the proceeds of such taking.

         14.      GENERAL PROVISIONS.

                  14.1 Headings. The title and headings of the various sections hereof are intended for means of reference and are not intended to place any construction on the provisions hereof.

                  14.2 Invalidity. If any provision of this Agreement shall be invalid or unenforceable the remaining provisions shall not be affected thereby, and every provision hereof shall be valid and enforceable to the fullest extent permitted by law.

                  14.3 Mediation and Arbitration. In the event any controversy arises as to the interpretation or enforcement of this Agreement, the parties shall attempt to utilize mediation by a neutral third party mediator to resolve such dispute. In the event the parties are unable to resolve the dispute through mediation, it shall be submitted to arbitration pursuant to and in accordance with the provisions of the California Code of Civil Procedure governing arbitration (CCP Section 1280, et seq.). Unless the parties otherwise agree, on application of any party to a dispute a single neutral arbitrator shall be selected by the Presiding Judge of the Superior Court of San Mateo County, California. The arbitration shall be conducted in San Francisco, California. The parties shall be entitled to conduct depositions of such witnesses as each may choose and each party shall be entitled to obtain documents from the other pursuant to reasonable discovery supervised by the arbitrator and subject to the arbitrator's determination as to scope. The arbitrator shall be entitled to grant injunctive and equitable as well as legal relief and shall be required to include findings of fact and conclusions of law with any award. The costs of arbitration shall be borne by the losing party or in such proportion as the arbitrator shall decide.

         (Buyer's initials)____  (Seller's initials)_____

                  14.4 Attorneys' Fees. In the event of any arbitration or litigation between the parties hereto to enforce any or the provisions of this Agreement, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys' fees incurred by the successful party, all of which may be included as part of the judgment rendered in such litigation.

                  14.5 Entire Agreement. The terms of this Agreement are intended by the parties as a final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitute the exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceedings involving this Agreement. No provision of this Agreement may be amended except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall be governed by and construed in accordance with the laws of the State of California

                  14.6 Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the Parties hereto.

                  14.7 Time of the Essence. Time is of the essence in this Agreement.

                  14.8 Buyer's Remedies. If Seller defaults in the performance of its covenants under this Agreement, including, but not limited to, its obligation to convey the Property to Buyer at the Close of Escrow, then, in addition to receiving the return of the Deposit, Buyer shall have the right to pursue all of its legal or equitable remedies, including the remedy of specific performance.

                  14.9 Confidentiality. Buyer and Seller agree that all negotiations shall remain confidential and that, except as otherwise required by law, no press or other publicity release or disclosure of the terms hereof shall be made by either of them without the prior written consent of the other.

                  14.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all of the parties hereto.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST STATED ABOVE.

         CALIFORNIA JOCKEY CLUB

         a Delaware corporation

         By:______________________________
         Its:______________________________

         LEE IACOCCA & ASSOCIATES, INC.

         a Michigan corporation

         By:______________________________
         Its:______________________________

LIST OF EXHIBITS TO PURCHASE AGREEMENT

1.       Site Plan

2.       First American Preliminary Title Report
3.       Form of $250,000 Note for Initial Deposit
4.       Calthorpe 4/28/95 Land Use Program
5.       Pro Forma Timetable of Entitlement Processing
6.       Examples of Adjusted Entitlement Calculations
7.       Form of Deed
8.       Form of Assignment of Intangible Assets
9.       U.S. FIRPTA Certificate
10.      California FIRPTA Certificate
11.      List of Environmental Inspection Reports